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EXHIBIT 99     PRESS RELEASE

CONTACT:       WILLIAM R. WILLIAMS
               PRESIDENT AND CHIEF EXECUTIVE OFFICER
               GRAND CENTRAL FINANCIAL CORP.
               (330)  532-1517


            GRAND CENTRAL FINANCIAL CORP. TO REPURCHASE COMMON STOCK

      Wellsville, Ohio, February 9, 2000 -- Grand Central Financial Corp., the holding company for Central Federal Savings and Loan Association of Wellsville, Wellsville, Ohio, has announced the expiration of the ten (10) day notice period to the purchase of up to 92,096 shares of its common stock.

      William R. Williams, President and Chief Executive Officer of Grand Central Financial Corp., said that the Company has been authorized by its Board of Directors to repurchase up to five percent (5%) of the Company's 1,841,927 outstanding shares during the next six (6) months.

      Mr. Williams commented, "We believe that the repurchase of the shares will enhance shareholder value as such repurchases have the effect of increasing the earnings per share and book value of the remaining shares outstanding. The last trade of the common stock on February 7, 2000 was at approximately 74% of its tangible book value at $17.65 per share (as of February 2, 2000). Based on this, we believe that the repurchase of our shares is an excellent long-term investment."

      The repurchase will be made in open-market transactions, subject to the availability of stock.

      Grand Central Financial Corp. completed its initial public offering of common stock in connection with the conversion of Central Federal Savings and Loan Association of Wellsville from a federally-chartered mutual savings institution to a federally-chartered stock savings institution on December 30, 1998. In the conversion, Grand Central Financial Corp. sold 1,938,871 shares at $10.00 per share, raising $19,388,710 in gross proceeds.

      On June 16, 1999, the Company applied for a waiver of the repurchase restrictions to purchase up to five percent (5%) of its outstanding shares of common stock. In a letter dated July 23, 1999, the OTS Central Regional Office approved the Company's waiver request permitting the repurchase of up to 96,943 shares, or five percent (5%), of the Company's outstanding common stock. The Company completed the repurchase on August 6, 1999.




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      Central Federal Savings and Loan Association of Wellsville is
headquartered in Wellsville, Ohio and operates through its home office and its two full service branches in Columbiana and Jefferson Counties in Eastern Ohio.

     Statements contained in this news release, which are not historical facts, contain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risk and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.


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